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                                                                      Exhibit 12



                            ROCKWELL AUTOMATION, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         SIX MONTHS ENDED MARCH 31, 2002
                           (in millions, except ratio)

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
EARNINGS AVAILABLE FOR FIXED CHARGES:
      Income from continuing operations before income taxes and accounting change.................................     $        94
      Undistributed losses of affiliates..........................................................................               -
                                                                                                                       -----------

                                                                                                                                94
                                                                                                                       -----------


      Add fixed charges included in earnings:
           Interest expense.......................................................................................              33
           Interest element of rentals............................................................................              20
                                                                                                                       -----------
                                                                                                                                53
                                                                                                                       -----------

      Total earnings available for fixed charges..................................................................     $       147
                                                                                                                       ===========

FIXED CHARGES:
      Fixed charges included in earnings..........................................................................     $        53
      Capitalized interest........................................................................................               -
                                                                                                                       -----------
           Total fixed charges....................................................................................     $        53
                                                                                                                       ===========

RATIO OF EARNINGS TO FIXED CHARGES (1)............................................................................            2.79
                                                                                                                       ===========
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(1)        In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and accounting change, adjusted for minority interest in income or loss of subsidiaries, undistributed earnings and losses of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.